                                                                    EXHIBIT 10.5


________________________________________________________________________________

                             ALTEON NETWORKS, INC.

                          LOAN AND SECURITY AGREEMENT
________________________________________________________________________________

                                Table of Contents

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1.   Definitions and Construction.........................................................................    1

     1.1      Definitions.................................................................................    1

2.   Loan and Terms of Payment............................................................................   10

     2.1      Revolving Facility..........................................................................   10

     2.2      Equipment Facility..........................................................................   12

     2.3      Overadvances................................................................................   13

     2.4      Interest Rates, Payments, and Calculations..................................................   13

     2.5      Crediting Payments..........................................................................   14

     2.6      Fees........................................................................................   14

     2.7      Additional Costs............................................................................   14

     2.8      Term........................................................................................   15

3.   Conditions of Loans..................................................................................   15

     3.1      Conditions Precedent to Initial Advance.....................................................   15

     3.2      Conditions Precedent to all Advances........................................................   16

4.   Creation of Security Interest........................................................................   16

     4.1      Grant of Security Interest..................................................................   16

     4.2      Delivery of Additional Documentation Required...............................................   17

     4.3      Right to Inspect............................................................................   17

5.   Representations and Warranties.......................................................................   18

     5.1      Due Organization and Qualification..........................................................   18

     5.2      Due Authorization; No Conflict..............................................................   18

     5.3      No Prior Encumbrances.......................................................................   18

     5.4      Bona Fide Eligible Accounts.................................................................   18

     5.5      Merchantable Inventory......................................................................   18

     5.6      Name; Location of Chief Executive Office....................................................   18

     5.7      Litigation..................................................................................   18

     5.8      No Material Adverse Change in Financial Statements..........................................   19

     5.9      Solvency....................................................................................   19

     5.10     Regulatory Compliance.......................................................................   19
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                               Table Of Contents
                                  (Continued)

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     5.11     Environmental Condition.....................................................................   19

     5.12     Taxes.......................................................................................   19

     5.13     Subsidiaries................................................................................   20

     5.14     Government Consents.........................................................................   20

     5.15     Full Disclosure.............................................................................   20

6.   Affirmative Covenants................................................................................   20

     6.1      Good Standing...............................................................................   20

     6.2      Government Compliance.......................................................................   20

     6.3      Financial Statements, Reports, Certificates.................................................   20

     6.4      Inventory; Returns..........................................................................   21

     6.5      Taxes.......................................................................................   21

     6.6      Insurance...................................................................................   22

     6.7      Principal Depository........................................................................   22

     6.8      Quick Ratio.................................................................................   22

     6.9      Minimum Cash................................................................................   22

     6.10     Profitability...............................................................................   22

     6.11     Further Assurances..........................................................................   22

7.   Negative Covenants...................................................................................   23

     7.1      Dispositions................................................................................   23

     7.2      Change in Business..........................................................................   23

     7.3      Mergers or Acquisitions.....................................................................   23

     7.4      Indebtedness................................................................................   23

     7.5      Encumbrances................................................................................   23

     7.6      Distributions...............................................................................   23

     7.7      Investments.................................................................................   24

     7.8      Transactions with Affiliates................................................................   24

     7.9      Subordinated Debt...........................................................................   24

     7.10     Inventory...................................................................................   24

     7.11     Compliance..................................................................................   24

                                      ii
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                               Table Of Contents
                                  (Continued)

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8.   Events of Default....................................................................................   24

     8.1      Payment Default.............................................................................   24

     8.2      Covenant Default............................................................................   24

     8.3      Material Adverse Change.....................................................................   25

     8.4      Attachment..................................................................................   25

     8.5      Insolvency..................................................................................   25

     8.6      Other Agreements............................................................................   25

     8.7      Subordinated Debt...........................................................................   26

     8.8      Judgments...................................................................................   26

     8.9      Misrepresentations..........................................................................   26

9.   Bank's Rights and Remedies...........................................................................   26

     9.1      Rights and Remedies.........................................................................   26

     9.2      Power of Attorney...........................................................................   27

     9.3      Accounts Collection.........................................................................   28

     9.4      Bank Expenses...............................................................................   28

     9.5      Bank's Liability for Collateral.............................................................   28

     9.6      Remedies Cumulative.........................................................................   28

     9.7      Demand; Protest.............................................................................   28

10.  Notices..............................................................................................   29

11.  Choice of Law and Venue; Jury Trial Waiver...........................................................   29

12.  General Provisions...................................................................................   29

     12.1     Successors and Assigns......................................................................   29

     12.2     Indemnification.............................................................................   30

     12.3     Time of Essence.............................................................................   30

     12.4     Severability of Provisions..................................................................   30

     12.5     Amendments in Writing, Integration..........................................................   30

     12.6     Counterparts................................................................................   30

     12.7     Survival....................................................................................   30

     12.8     Confidentiality.............................................................................   30

     This Loan and Security Agreement is entered into as of March 20, 1998, by and between Silicon Valley Bank ("Bank") and Alteon Networks, Inc ("Borrower").

                                   RECITALS

     Borrower wishes to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrower. This Agreement sets forth the terms on which Bank will advance credit to Borrower, and Borrower will repay the amounts owing to Bank.

                                   AGREEMENT

     The parties agree as follows:

1.   DEFINITIONS AND CONSTRUCTION.

     1.1 Definitions. As used in this Agreement, the following terms shall have the following definitions:

          "Account Audit" means an audit of the Revolving Collateral, Borrower's Accounts and/or Borrower's Books prepared by Bank in accordance with generally accepted business and accounting practices in form and substance acceptable to Bank.

          "Accounts" means all presently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing.

          "Advance" or "Advances" means a cash advance or cash advances under the Revolving Facility or the Equipment Facility.

          "Affiliate" means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person's senior executive officers, directors, and partners.

          "Backlog" means the backlog reported from time to time in backlog reports provided by Borrower to Bank under Section 6.3

          "Bank Expenses" means all: reasonable costs or expenses (including reasonable attorneys' fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; and Bank's reasonable attorneys' fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), whether or not suit is brought.

          "Borrower's Books" means all of Borrower's books and records including: ledgers; records concerning Borrower's assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

          "Borrowing Base" has the meaning set forth in Section 2.1 hereof.

          "Business Day" means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.
          "Closing Date" means the date of this Agreement.

          "Code" means the California Uniform Commercial Code.

          "Collateral" means the Revolving Collateral and the Equipment Collateral, provided, however, that upon termination of the Revolving Facility, "Collateral" shall only mean the Equipment Collateral.

          "Committed Line" means One Million Five Hundred Thousand Dollars ($1,500,000).

          "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term "Contingent Obligation" shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

          "Current Liabilities" means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrower and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Revolving Advances made under this Agreement and the current portion of Equipment Advances, including all Indebtedness that is payable upon demand or within one year from the date of determination thereof unless such Indebtedness is renewable or extendable at the option of - Borrower or any Subsidiary to a date more than one year from the date of determination, but excluding deferred revenue and Subordinated Debt.

          "Daily Balance" means the amount of the Obligations owed at the end of a given day.

          "Debt Service Coverage" means, measured on a monthly basis, on a rolling three (3) months consolidated basis determined in accordance with GAAP, Borrower's earnings before interest, taxes, depreciation and amortization (EBITDA) divided by the current portion of Borrower's long-term Indebtedness plus interest expense.

          "Eligible Accounts" means those Accounts that arise in the ordinary course of Borrower's business that comply with all of Borrower's representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank's reasonable judgment and upon thirty (30) days prior written notification giving the reasons thereof to Borrower in accordance with the provisions hereof.
Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:
               (a) Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

               (b) Accounts with respect to an account debtor, fifty percent (50%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

               (c) Accounts with respect to which the account debtor is an officer, employee, or agent of Borrower;

               (d) Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

               (e) Accounts with respect to which the account debtor is an Affiliate of Borrower;

               (f) Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts, and Accounts arising from products shipped to or services provided to branches or offices located in the United States of any account debtor that does not have its principal place of business in the United States;

               (g) Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States;

               (h) Accounts with respect to which Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to Borrower;

               (i) Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrower exceed twenty-five percent (25%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except (i) for the Accounts of Sun Microsystems, Inc., Fuji Xerox, NEC and IBM for which the applicable percentage shall be fifty percent (50%), and (ii) other Accounts approved in writing by Bank;

               (j) Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank reasonably believes that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

               (k) Accounts the collection of which Bank reasonably determines to be doubtful.

          "Eligible Foreign Accounts" means: (i) Accounts with respect to which the account debtor is NEC or Fuji Xerox and (ii) Accounts with respect to which the account debtor does not have its principal place of business in the United States and that are: (1) covered by credit insurance in form and amount, and by an insurer satisfactory to Bank less the amount of any deductible(s) which may be or become owing thereon; or (2) supported by one or more letters of credit in favor of Bank as beneficiary, in an amount and of a tenor, and issued by a financial institution, acceptable to Bank; or (3) that Bank approves on a case-by-case basis.

          "Equipment" means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which Borrower has any interest.

          "Equipment Advance" or "Equipment Advances" means a cash advance or cash advances under the Equipment Facility.
          "Equipment Collateral" means all the property described on Exhibit A-
2.
          "Equipment Committed Line" means Two Million Dollars ($2,000,000).

          "Equipment Facility" means the facility under which Borrower may request Bank to issue cash advances, as specified in Section 2.2 hereof.

          "Equipment Availability Date" means the date that is twelve (12) months from the date of this Agreement.

          "Equipment Maturity Date" means the date that is thirty-six (36) months from the Equipment Availability Date.

          "Equipment Obligations" means, to the extent such amount relates solely to the Equipment Facility: all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement (other than the Revolving Obligations) or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

          "ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

          "GAAP" means generally accepted accounting principles as in effect from time to time.

          "Indebtedness" means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

          "Insolvency Proceeding" means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

          "Intellectual Property" means any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished, now owned or hereafter acquired; any patents, trademarks, servicemarks, and applications therefor; any trade secret rights, including any rights to unpatented inventions, know-how, operating manuals, license rights and agreements and confidential information, now owned or hereafter acquired; any license of any of the foregoing, now owned or hereafter acquired, or any claims for damages by way of any past, present and future infringement of any of the foregoing.

          "Inventory" means all present and future inventory in which Borrower has any interest, including merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing.

          "Investment" means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

          "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

          "Lien" means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

          "Loan Documents" means, collectively, this Agreement, any note or notes executed by Borrower in connection with this Agreement, and any other agreement entered into between Borrower and Bank in connection with this Agreement, all as amended or extended from time to time.

          "Material Adverse Effect" means a material adverse effect on (i) the business operations or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole or (ii) the ability of Borrower to repay the Obligations or otherwise perform its obligations under the Loan Documents.

          "Negotiable Collateral" means all of Borrower's present and future letters of credit of which it is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and Borrower's Books relating to any of the foregoing.

          "Obligations" means both the Revolving Obligations and the Equipment Obligations.
          "Payment Date" means the nineteenth (19th) calendar day of each month commencing on the first such date after the Closing Date.

          "Periodic Payments" means all installments or similar recurring payments that Borrower may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any Loan Document.

          "Permitted Indebtedness" means:

               (a)  Indebtedness of Borrower in favor of Bank;

               (b) Indebtedness existing on the Closing Date and disclosed in the Schedule;

               (c) Indebtedness to trade creditors and with respect to surety bonds and similar obligations incurred in the ordinary course of business;

               (d)  Subordinated Debt;

               (e) Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

               (f)  Indebtedness secured by Permitted Liens;

               (g) Capital leases or indebtedness incurred solely to purchase equipment which is secured in accordance with clause (c) of "Permitted Liens" below and is not in excess of the lesser of the purchase price of such equipment or the fair market value of such equipment on the date of acquisition;

               (h) Extensions, refinancings, modifications, amendments and restatements of any of items of Permitted Indebtedness (a) through (g) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

     "Permitted Investment" means:

               (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within two (2) years from the date of acquisition thereof;

               (b) certificates of deposit maturing no more than one (1) year from the date of creation thereof and commercial paper maturing no more than one
(1) year from the date of creation thereof having the highest rating obtainable from either Standard & Poor's Corporation or Moody's Investor Services, Inc.;

               (c) Extensions of credit in the nature of accounts receivable or note receivable arising from the sale or lease of goods or services in the ordinary course of business;

               (d) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

               (e) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

               (f) Investments consisting of (i) compensation of employees, officers and directors of Borrower so long as the Board of Directors of Borrower determines that such compensation is in the best interests of Borrower, (ii) travel advances, employee relocation loans and other employee loans and advances in the ordinary course of business, (iii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower, and (iv) other loans to officers and employees approved by the Board of Directors; and

               (g) Other Investments not in excess of $200,000 at any time. "Permitted Liens" means:

               (a) any Liens existing on the Closing Date and disclosed in the Schedule or arising under the terms of this Agreement;

               (b) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided that at any time the same have priority over any of Bank's security interests, Borrower may not request any Credit Extensions;

               (c) Liens (i) upon or in any equipment acquired or held by Borrower or any of its Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

               (d) Liens on Equipment leased by Borrower or any Subsidiary pursuant to an operating or capital lease in the ordinary course of business (including proceeds thereof and accessions thereto) incurred solely for the purpose of financing the lease of such Equipment (including Liens pursuant to leases permitted pursuant to Section 7.1 and Liens arising from UCC financing statements regarding leases permitted by this Agreement);

               (e) Leases or subleases and licenses and sublicenses granted to others in the ordinary course of Borrower's business not interfering in any material respect with the business of Borrower and its Subsidiaries taken as a whole, and any interest or title of a lessor, licensor or under any lease or license;

               (f) Liens on assets (including the proceeds thereof and accessions thereto) that existed at the time such assets were acquired by Borrower or any Subsidiary (including Liens on assets of any corporation that existed at the time it became or becomes a Subsidiary); provided such Liens are not granted in contemplation of or in connection with the acquisition of such asset by Borrower or a Subsidiary;

               (g) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.8;

               (h) easements, reservations, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances affecting real property not constituting a Material Adverse Effect;

               (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

               (j) Liens that constitute rights of set-off of a customary nature or banker's Liens with respect to amounts on deposit, whether arising by operation of law or by contract, in connection with arrangement entered in to with banks in the ordinary course of business;

               (k) earn-out and royalty obligations existing on the date hereof or entered into in connection with an acquisition permitted by Section 7.3 that are not prior to the Lien of the Bank;

               (l) Licenses of Borrower's Intellectual Property in the ordinary course of business and licenses or similar arrangements of Intellectual Property granted or existing in connection with any joint venture, collaboration, strategic alliance, research and development partnerships or arrangements, and any similar arrangements or agreements; and

               (m) Liens, not otherwise permitted, which Liens do not in the aggregate exceed $150,000 at any time.

          "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

          "Prime Rate" means the variable rate of interest, per annum, most recently announced by Bank, as its "prime rate," whether or not such announced rate is the lowest rate available from Bank.

          "Quick Assets" means, as of any applicable date, the unrestricted cash; unrestricted cash-equivalents; net, billed accounts receivable; and investments with maturities of fewer than one year of Borrower determined in accordance with GAAP.

          "Responsible Officer" means each of the Chief Executive Officer, the Chief Financial Officer and the Controller of Borrower.

          "Revolving Advance" or "Revolving Advances" means a cash advance or cash advances under the Revolving Facility.

          "Revolving Collateral" means all the property described on Exhibit A-1.

          "Revolving Facility" means the facility under which Borrower may request Bank to issue cash advances, as specified in Section 2.1 hereof.

          "Revolving Maturity Date" means the date immediately preceding the first anniversary of the date of this Agreement.

          "Revolving Obligations" means, to the extent such amounts relate solely to the Revolving Facility: all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrower pursuant to this Agreement (other than the Equipment Facility) or any other Loan Document, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrower to others that Bank may have obtained by assignment or otherwise.

          "Schedule" means the schedule of exceptions, attached hereto, if any.

          "Subordinated Debt" means any debt incurred by Borrower that is subordinated to the debt owing by Borrower to Bank on terms acceptable to Bank (and identified as being such by Borrower and Bank).

          "Subsidiary" means any corporation or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock of which by the terms thereof ordinary voting power to elect the Board of Directors, managers or trustees of the entity shall, at the time as of which any determination is being made, be owned by Borrower, either directly or through an Affiliate.

          "Tangible Net Worth" means at any date as of which the amount thereof shall be determined, the consolidated total assets of Borrower and its Subsidiaries minus, without duplication, (i) the sum of any amounts attributable to (a) goodwill, (b) intangible items such as unamortized debt discount and expense, patents, trade and service marks and names, copyrights and research and development expenses except prepaid expenses, and (c) all reserves not already deducted from assets, and (ii) Total Liabilities.

          "Total Liabilities" means, at any date as of which the amount thereof shall be determined, all obligations that should, in accordance with GAAP be classified as liabilities on the consolidated balance sheet of Borrower, including in any event all Indebtedness, but excluding deferred revenue.

     1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms "financial statements" shall include the notes and schedules thereto.

2.   LOAN AND TERMS OF PAYMENT.

     2.1  Revolving Facility.

               (a) Advances. Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Revolving Advances to Borrower in an aggregate amount not to exceed the lesser of the Committed Line or the Borrowing Base, minus in each case the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit). For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to (i) eighty percent (80%) of Eligible Accounts plus (ii) twenty-five percent (25%) of eligible raw materials and finished goods inventory; provided that Revolving Advances under clause (ii) shall not exceed the lesser of Five Hundred Thousand Dollars ($500,000) or twenty-five percent (25%) of Backlog. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1 may be repaid and reborrowed at any time prior to the Revolving Maturity Date.

               (b) Procedures. Whenever Borrower desires a Revolving Advance, Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. California time, on the Business Day that the Revolving Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. Bank is authorized to make Revolving Advances under this Agreement, based upon instructions received from a Responsible Officer, or without instructions if in Bank's discretion such Revolving Advances are necessary to meet Revolving Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer, and Borrower shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Revolving Advances made under this Section 2.1 to Borrower's deposit account.

                 (c) Maturity. The Revolving Facility shall terminate on the Revolving Maturity Date, at which time all Revolving Advances under this Section
2.1 shall be immediately due and payable. Notwithstanding anything to the contrary contained herein or in any Loan Document, upon termination of the Revolving Facility and payment in full of the Revolving Obligations, the Negative Pledge Agreement set forth at Exhibit E and the following Sections of this Agreement shall terminate: 6.3(b) and (d); 6.4; 9.2(a), (b), (c), (e), and
9.3. Bank agrees to promptly execute such other documents and instruments as may be reasonably requested by Borrower, including, without limitation, a UCC termination or partial release, to evidence such termination and the release of the Revolving Collateral.

          2.1.1  Letters of Credit.

                 (a) Subject to the terms and conditions of this Agreement, Bank agrees to issue or cause to be issued letters of credit (each a "Letter of Credit," collectively, the "Letters of Credit") for the account of Borrower in an aggregate face amount not to exceed the lesser of (i) the Committed Line or
(ii) the Borrowing Base, and minus in each case the sum of the then outstanding principal balance of the Advances and the face amount of outstanding Letters of Credit; provided that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not in any case exceed Seven Hundred Fifty Thousand Dollars ($750,000). Each such Letter of Credit shall have an expiry date no later than the Revolving Maturity Date; provided that the expiry date may be up to 90 days after the Revolving Maturity Date as long as Borrower secures its reimbursement and other obligations in connection with any Letter of Credit outstanding after such date with cash on terms reasonably acceptable to Bank. All such Letters of Credit shall be, in form and substance reasonably acceptable to Bank and shall be subject to the terms and conditions of Bank's form of application and letter of credit agreement. Borrower shall pay Bank a fee equal to one percent (1.0%) of the face amount of each Letter of Credit on the date such Letter of Credit is issued. All amounts actually paid by Bank in respect of a Letter of Credit shall, when paid, constitute an Advance under this Agreement.

                 (b) The obligation of Borrower to immediately reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit, under all circumstances whatsoever. Borrower shall indemnify, defend and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit, excluding Bank's gross negligence or willful misconduct.

                 (c) Borrower may request that Bank issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such

Letter of Credit, Bank shall treat such demand as an advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

                 (d) Upon the issuance of any Letter of Credit payable in a currency other than United States Dollars, Bank shall create a reserve under the Committed Line for Letters of Credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Committed Line shall be reduced by the amount of such reserve for so long as such Letter of Credit remains outstanding.

     2.2  Equipment Facility.

                 (a) Equipment Advances. Subject to and upon the terms and conditions of this Agreement, Bank agrees, at any time from the date of this Agreement through the Equipment Availability Date to make Equipment Advances to Borrower in an aggregate principal amount of up to Two Million Dollars ($2,000,000); provided that Equipment Advances may not exceed One Million Dollars ($1,000,000) until Bank receives a forecast approved by Borrower's board of directors concerning Borrower's business for not less than four quarters after the Closing Date, which forecast is reasonably acceptable to Bank in form and substance. On the date of each Equipment Advance, Borrower shall provide invoices and other documents as reasonably requested by Bank, in form and content satisfactory to Bank, demonstrating that the Equipment Advances then outstanding (A) shall be used to finance or refinance, as the case may be, Equipment reasonably acceptable to Bank (which in any case for the initial Equipment Advance shall have been purchased after July 2, 1997 and for subsequent Equipment Advances shall have been purchased contemporaneously with the date of the request for the Equipment Advance), and (B) shall not exceed one hundred percent (100%) of the cost of such Equipment, excluding any and all installation, freight or warranty expenses or sales taxes, and (C) that no more than thirty-three percent (33%) of the aggregate outstanding Equipment Advances shall finance software licenses, leasehold improvements, taxes, freight or installation costs, used equipment, or other soft costs. Each Equipment Advance must be in an amount exceeding Fifty Thousand Dollars ($50,000). There may be no more than six (6) Equipment Advances. Amounts borrowed pursuant to this Section
2.2 may be repaid at any time prior to the Equipment Maturity Date without premium or penalty. Amounts borrowed pursuant to this Section 2.2 may not be reborrowed once repaid.

                 (b) Procedures. Whenever Borrower desires an Equipment Advance, Borrower shall notify Bank by facsimile transmission or telephone no later than 3:00 p.m. California time, one (1) Business Day before the day on which the Equipment Advance is requested to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit B hereto. The notice shall be signed by a Responsible Officer and include a copy of the invoice for the Eligible Equipment to be financed.

                 (c) Interest and Principal. Interest shall accrue from the date of each Equipment Advance at the rate specified in Section 2.4(a), and shall be payable monthly on the Payment Date for each month through the month in which the Equipment Availability Date falls. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts or against the Equipment Committed Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Each Equipment Advance will be payable in thirty-four (34) equal monthly installments of principal, plus accrued interest, on the Payment Date for each month after the date of such Equipment Advance.

                 (d) Maturity. The Equipment Facility shall terminate on the Equipment Maturity Date, at which time all Equipment Obligations owing under this Section 2.2 and all other amounts under this Agreement shall be immediately due and payable.

     2.3 Overadvances. If, at any time or for any reason, the amount of Revolving Obligations owed by Borrower to Bank pursuant to Section 2.1 of this Agreement is greater than the lesser of the Committed Line or the Borrowing Base, Borrower shall immediately pay to Bank, in cash, the amount of such excess. If, at any time or for any reason, the amount of Equipment Obligations owed by Borrower to Bank pursuant to Section 2.2 of this Agreement is greater than the Equipment Committed Line, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

     2.4  Interest Rates, Payments, and Calculations.

                 (a)  Interest Rate.

                      i) Revolving Advances. Except as set forth in Section 2.4(b), all Revolving Advances shall bear interest, on the average Daily Balance thereof, at a rate equal to three-quarters of one percentage point (0.75%) above the Prime Rate.

                      ii) Equipment Advances. Except as set forth in Section 2.4(b), all Equipment Advances shall bear interest, on the average Daily Balance thereof, at a rate equal to one percentage point (1%) above the Prime Rate.

                 (b) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

                 (c) Payments. Interest hereunder shall be due and payable on the Payment Date of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrower's deposit accounts or against the Committed Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder.

                 (d) Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased effective as of 12:01 a.m. on the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

     2.5 Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrower specifies. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any domestic wire transfer or payment received by Bank after 2:00 p.m. California time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

     2.6  Fees. Borrower shall pay to Bank the following:

                 (a) Facility Fee. A facility fee equal to Seven Thousand Dollars ($7,000) which fee shall be due on the Closing Date and shall be fully earned and nonrefundable;

                 (b) Financial Examination and Appraisal Fees. Bank's customary fees and out-of-pocket expenses for Bank's audits of Borrower's Accounts (not to exceed $1,500 per audit, as long as an Event of Default has not occurred, at which time reasonable fees will be assessed), and for the customary and reasonable out-of-pocket costs for each appraisal of Collateral and financial analysis and examination of Borrower performed from time to time by Bank or its agents;

                 (c) Bank Expenses. Upon the date hereof, all Bank Expenses incurred through the Closing Date, including reasonable attorneys' fees and expenses (which fees and expenses shall not exceed $6,000 in the aggregate), and, after the date hereof, all Bank Expenses, including reasonable attorneys' fees and expenses, as and when they become due.

     2.7 Additional Costs. In case any change in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law), in each case after the date of this Agreement:

                 (a) subjects Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by Borrower or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of Bank imposed by the United States of America or any political subdivision thereof);

               (b) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, Bank; or

               (c) imposes upon Bank any other condition with respect to its performance under this Agreement,

               (d) and the result of any of the foregoing is to increase the cost to Bank, reduce the income receivable by Bank or impose any expense upon Bank with respect to any loans, Bank shall notify Borrower thereof.

Borrower agrees to pay to Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by Bank of a statement of the amount and setting forth Bank's calculation thereof, all in reasonable detail, which statement shall be deemed true and correct absent manifest error; provided, however, that Borrower shall not be liable for any such amount attributable to any period prior to the date of hundred eighty (180) days prior to the date of such statement.

     2.8 Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7 and 2.1(c), shall continue in full force and effect for a term ending on the Equipment Maturity Date. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Advances under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank's Lien on the (1) Revolving Collateral shall remain in effect for so long as any Obligations (excluding Obligations under Section 2.7 and 12.2 to the extent they remain inchoate at the time outstanding payment obligations are paid in full) are outstanding; and (2) Equipment Collateral shall remain in effect for so long as any Equipment Obligations (excluding the Obligations under Sections 2.7 and
12.2 to the extent they remain inchoate at the time outstanding payment obligations are paid in full) are outstanding.

3.   CONDITIONS OF LOANS.

     3.1 Conditions Precedent to Initial Advance. The obligation of Bank to make the initial Advance or Equipment Advance is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

               (a)  this Agreement;

               (b) a certificate of the Secretary of Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;
               (c) a negative pledge agreement in substantially the same form as Exhibit E hereto;

               (d)  financing statements (Forms UCC-I);

               (e) an Account Audit to be performed by Bank (condition to Revolving Advances only);

               (f)  insurance certificate;

               (g)  A/R and A/P agings;

               (h)  backlog report and Inventory schedule;

               (i)  payment of the fees and Bank Expenses then due specified in
Section 2.6 hereof; and

               (j) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

     3.2 Conditions Precedent to all Advances. The obligation of Bank to make each Advance, including the initial Advance, is further subject to the following conditions:

               (a) timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1;

               (b) timely receipt by Bank of the invoices or other documents as provided in Section 2.2; and

               (c) except as otherwise disclosed to and receipt is acknowledged by Bank, the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Advance as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would result from such Advance (except to the extent they relate specifically to any earlier date, in which case such representations and warranties shall continue to have been true and accurate as of such date). Except as otherwise disclosed to and receipt is acknowledged by Bank, the making of each Advance shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the accuracy of the facts referred to in this
Section 3.2(c).

4.   CREATION OF SECURITY INTEREST.

     4.1 Grant of Security Interest. Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Revolving Collateral in order to secure prompt repayment of the Revolving Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents solely as they relate to the Revolving Facility (except that upon termination of the Revolving Facility with payment in full of the Revolving Obligations, the Revolving Collateral shall be released by Bank and shall not secure any of Borrower's obligations under this Agreement, any other Loan

Document, or any other agreement with Bank. With respect to the Equipment Facility, Borrower grants and pledges to Bank a continuing security interest in all Equipment Collateral in order to secure prompt repayment of the Equipment Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interests constitute valid, first priority security interests in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof, in each case, to the extent that a security interest in such Collateral can be perfected by the filing of a financing statement or, in the case of Collateral consisting of instruments, documents, chattel paper or certificated securities, to the extent that Bank takes possession of such Collateral. Bank agrees to execute and deliver to Borrower from time to time such Lien releases as Borrower may reasonably request and as are necessary to give to other lenders which finance equipment (other than the Equipment Collateral) for Borrower a first priority security interest in the equipment financed so long as the Liens and the Indebtedness incurred with respect to such equipment financing are permitted under this Agreement. NOTWITHSTANDING ANYTHING ELSE CONTAINED HEREIN, INCLUDING, WITHOUT LIMITATION, ANY CROSS-DEFAULT OR CROSS-COLLATERAL PROVISIONS, BANK SHALL ONLY BE ALLOWED TO PROCEED AGAINST THE REVOLVING COLLATERAL IF AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING AND, AT THE TIME OF DEFAULT, BORROWER OWES BANK PRINCIPAL OR INTEREST UNDER THE REVOLVING FACILITY.

     4.2 Delivery of Additional Documentation Required. Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form reasonably satisfactory to Bank, to perfect and continue perfected Bank's security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents (provided Bank will not apply customer checks deposited with Bank in the ordinary course of business against the Obligations that are not then due and payable unless an Event of Default has occurred and is continuing). Notwithstanding anything to the contrary, concurrent with Borrower's purchase of Equipment pursuant to the Equipment Facility: (1) Borrower shall list the specific equipment purchased on Exhibit A-2 and provide Bank with an updated Exhibit A-2 and (2) Bank shall prepare a financing statement listing the purchased Equipment, which shall be executed by Borrower and filed by Bank. Notwithstanding anything to the contrary, with respect to the Equipment Facility, Borrower shall not be required to, and Bank shall not, sign and/or file a financing statement which contains a general reference to all equipment purchased pursuant to this Agreement (or similar wording).

     4.3 Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrower's usual business hours, to inspect Borrower's Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.   REPRESENTATIONS AND WARRANTIES.

     Borrower represents and warrants as follows:

     5.1 Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing and in good standing under the laws of its state of incorporation and qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except for states as to which any failure to so qualify would not have a Material Adverse Effect.

     5.2 Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower's powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower's Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound except to the extent that certain intellectual property agreements prohibit the assignment of the rights thereunder to a third party without the Borrower's or other party's consent and the Loan Documents constitute an assignment. Borrower is not in default under any agreement to which it is a party or by which it is bound, which default could reasonably be expected to have a Material Adverse Effect.

     5.3 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of Liens, except for Permitted Liens.

     5.4 Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property giving rise to such Eligible Accounts has been delivered to the account debtor or to the account debtor's agent for immediate shipment to and unconditional acceptance by the account debtor or such other Person as may be instructed by account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

     5.5 Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects.

     5.6 Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof.

     5.7 Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could reasonably be expected to have a Material Adverse Effect or a material adverse effect on Borrower's interest or Bank's security interest in the Collateral. Borrower does not have knowledge of any such pending or threatened actions or proceedings.

     5.8 No Material Adverse Change in Financial Statements. All consolidated financial statements related to Borrower and any Subsidiary that have been delivered by Borrower to Bank fairly present in all material respects Borrower's consolidated financial condition as of the date thereof and Borrower's consolidated results of operations for the period then ended. There has not been a material adverse change in the consolidated financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

     5.9 Solvency. The fair saleable value of Borrower's assets (including goodwill) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement; and Borrower is able to pay its respective debts (including trade debts) as they mature.

     5.10 Regulatory Compliance. Borrower and each Subsidiary has met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. No event has occurred resulting from Borrower's failure to comply with ERISA that is reasonably likely to result in Borrower's incurring any liability that could reasonably be expected to have a Material Adverse Effect. Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T and U of the Board of Governors of the Federal Reserve System). To the best of Borrower's knowledge, Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

     5.11 Environmental Condition. None of Borrower's or any Subsidiary's properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower's knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower's knowledge, none of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

     5.12 Taxes. Borrower and each Subsidiary has filed or caused to be filed all tax returns required to be filed, and has paid, or has made adequate provision for the payment of, all taxes reflected therein.

     5.13 Subsidiaries. Borrower does not own any stock, partnership interest or other, equity securities of any Person, except for Permitted Investments.

     5.14 Government Consents. Borrower and each Subsidiary has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower's business as currently conducted except where the failure to obtain any such consent, approval or authorization, to make any such declaration or filing, or to be given any such notice could not reasonably be expected to have a Material Adverse Effect.

     5.15 Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.   AFFIRMATIVE COVENANTS.

     Subject to Section 2.1(c), Borrower covenants and agrees that, until payment in full of all outstanding Obligations, and for so long as Bank may have any commitment to make an Advance hereunder, Borrower shall do all of the following:

     6.1 Good Standing. Borrower shall maintain or cause to be maintained its and each of its Subsidiaries' corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, to the extent consistent with prudent management of Borrower's business, in force all licenses, approvals and agreements, the loss of which is reasonably likely to have a Material Adverse Effect.

     6.2 Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could reasonably be expected to have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral.

     6.3  Financial Statements, Reports, Certificates.

               (a) Borrower shall deliver to Bank: (i) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared consolidated balance sheet and income statement covering Borrower's consolidated operations during such period, certified by a Responsible Officer;
(ii) as soon as available, but in any event within ninety (90) days after the end of Borrower's fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; provided that any "Big Six" accounting firm shall be deemed acceptable to Bank; (iii) within five (5) days upon becoming available, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and all reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission;
(iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of One Hundred Thousand Dollars ($100,000) or more; (v) prompt notice of any material change in the composition of the Intellectual Property; and (vi) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time.

               (b) Within twenty (20) days after Borrower's month-end, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto, together with a backlog report and aged listings of accounts receivable and accounts payable.

               (c) Borrower shall deliver to Bank within thirty (30) days of the end of each month Borrower's monthly financial statements and a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit D hereto.

               (d) Bank shall have a right from time to time hereafter to audit Borrower's Accounts at Borrower's expense (not to exceed $1,500), provided that such audits will be conducted no more often than every six (6) months unless an Event of Default has occurred and is continuing.

     6.4 Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than Fifty Thousand Dollars ($50,000).

     6.5 Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

     6.6  Insurance.

               (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower's business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower's ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower's.

               (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender's loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof and all liability insurance policies shall show the Bank as an additional insured, and shall specify that the insurer must give at least twenty
(20) days notice to Bank before canceling its policy for any reason. Upon Bank's request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. So long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy to the replacement or repair of destroyed or damaged property; provided, that after the occurrence and during the continuance of an Event of Default, all proceeds payable under any such policy shall, at the option of Bank, be payable to Bank for application to the Obligations.


     6.7 Principal Depository. To the extent permitted by the investment policy adopted by Borrower's board of directors, Borrower shall maintain its principal depository and operating accounts with Bank.

     6.8 Quick Ratio. Borrower shall maintain, as of the last day of each month, a ratio of Quick Assets to Current Liabilities of at least 1.00 to 1.00.

     6.9 Minimum Cash. Borrower shall maintain, as of the last day of each month, unrestricted cash and cash equivalents of at least Three Million Dollars ($3,000,000).

     6.10 Profitability. Borrower may incur net losses in the quarters ending on the following dates in amounts not to exceed the following for such respective quarters: March 31, 1998 in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000); June 30, 1998 in the amount of Two Million Two Hundred Thousand Dollars ($2,200,000); September 30, 1998 in the amount of One Million Five Hundred Thousand Dollars ($1,500,000); and December 31, 1998 in the amount of One Million Dollars ($1,000,000).

     6.11 Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.   NEGATIVE COVENANTS.

     Subject to Section 2.1(c), Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the outstanding Obligations or for so long as Bank may have any commitment to make any Advances, Borrower will not do any of the following:

     7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a "Transfer"), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii)Transfers in the ordinary course of Borrower's business of licenses and similar arrangements for the use of the Intellectual Property of Borrower or its Subsidiaries, including transfers granted or existing in connection with any joint venture, collaboration, strategic alliance, research and development partnerships, and any similar arrangements or agreements; or (iii) Transfers of worn-out or obsolete Equipment or Equipment financed by other vendors; (iv) Transfers which constitute liquidation of Investments permitted under Section 7.7; (v) transfers in connection with Permitted Investments; and (vi) other Transfers not otherwise permitted by this Section 7.1 not exceeding One Hundred Thousand Dollars ($100,000) in the aggregate in any fiscal year.

     7.2 Change in Business. Without Bank's prior written consent, which will not be unreasonably withheld, engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto), or suffer a material change in Borrower's ownership of greater than twenty-five percent (25%) of the common stock of Borrower.
Borrower will not, without reasonable prior written notification to Bank, relocate its chief executive office.

     7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person; provided that such merger, consolidation and acquisition may be made as long as Borrower is the surviving entity and an Event of Default does not exist before or after giving effect to such transaction.

     7.4 Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

     7.5 Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens.

     7.6 Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, other than payments made in an aggregate amount not to exceed $250,000 for the repurchase of stock effected in connection with the termination of ah employee, officer or director, provided an Event of Default does not exist on the date of such payment or would not exist after giving effect to such payment.

     7.7 Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.

     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm's length transaction with a nonaffiliated Person and except for transactions that, in the aggregate, do not involve consideration of more than $250,000 and loans to officers or employees approved by Borrower's board of directors.

     7.9 Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank's prior written consent, which shall not be unreasonably withheld.

     7.10 Inventory. Store the Inventory with a bailee, warehouseman, or similar party unless Bank has received a pledge of the warehouse receipt covering such Inventory. Except for (i) Inventory sold in the ordinary course of business, (ii) the locations set forth in the Schedule hereto, and (iii) such other locations as Bank may approve in writing, Borrower shall keep the Inventory only at the location set forth in Section 10 hereof and such other locations of which Borrower gives Bank prior written notice and as to which Borrower signs and files a financing statement where needed to perfect Bank's security interest.

     7.11 Compliance. Become an "investment company" controlled by an "investment company," within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Advance for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect or a material adverse effect on the Collateral or the priority of Bank's Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.   EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an Event of Default by Borrower under this Agreement:

     8.1 Payment Default. If Borrower fails to pay the principal of, or any interest on, any Advances when due and payable; or fails to pay any portion of any other Obligations not constituting such principal or interest, including without limitation Bank Expenses, within thirty (30) days of receipt by Borrower of an invoice for such other Obligations;

     8.2 Covenant Default. If Borrower fails to perform any obligation under Sections 6.7, 6.8, 6.9 or 6.10, or violates any of the covenants contained in
Article 7 of this Agreement, or
fails or neglects to perform, keep, or observe any other material term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Bank and as to any default under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure such default within ten (10) days after Borrower receives notice thereof or any Responsible Officer of Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default (provided that no Advances will be required to be made during such cure period);

     8.3 Material Adverse Change. If there occurs a material adverse change in Borrower's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations or a material impairment of the value or priority of Bank's security interests in the Collateral;

     8.4 Attachment. If any material portion of Borrower's assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within twenty (20) days, or if Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within twenty (20) days after Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrower (provided that no Advances will be required to be made during such cure period);

     8.5 Insolvency. If Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by Borrower, or if an Insolvency Proceeding is commenced against Borrower and is not dismissed or stayed within thirty (30) days (provided that no Advances will be made prior to the dismissal of such Insolvency Proceeding);

     8.6 Other Agreements. If there is a default in any agreement to which Borrower is a party with a third party or parties resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of One Hundred Thousand Dollars ($100,000) or that could reasonably be expected to have a Material Adverse Effect;

     8.7 Subordinated Debt. If Borrower makes any payment on account of Subordinated Debt, except to the extent such payment is allowed under any subordination agreement entered into with Bank;

     8.8 Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least One Hundred Thousand Dollars ($100,000) shall be rendered against Borrower and shall remain unsatisfied and unstayed for a period of thirty (30) days (provided that no Advances will be made prior to the satisfaction or stay of such judgment); or

     8.9 Misrepresentations. If any material misrepresentation or material misstatement existed in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document at the time such representation or warranty was made or such certificate was delivered.

9.   BANK'S RIGHTS AND REMEDIES.

     9.1 Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

               (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5 all Obligations shall become immediately due and payable without any action by Bank);

               (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Bank;

               (c) Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

               (d) Without notice to or demand upon Borrower, make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Revolving and/or Equipment Collateral, as appropriate. Borrower agrees to assemble the Revolving and/or Equipment Collateral, as appropriate, if Bank so requires, and to make the Revolving and/or Equipment Collateral, as appropriate, available to Bank as Bank may designate. Borrower authorizes Bank to enter the premises where the Revolving and/or Equipment Collateral, as appropriate, is located, to take and maintain possession of the Revolving and/or Equipment Collateral, as appropriate, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank's rights or remedies provided herein, at law, in equity, or otherwise;

               (e) Without notice to Borrower set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Bank, or
(ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Bank;

               (f) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Revolving and/or Equipment Collateral, as appropriate. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Revolving and/or Equipment Collateral, as appropriate, in completing production of, advertising for sale, and selling any Revolving and/or Equipment Collateral, as appropriate, and, in connection with Bank's exercise of its rights under this Section 9.1, Borrower's rights under all licenses and all franchise agreements shall inure to Bank's benefit;

               (g) Sell the Revolving and/or Equipment Collateral, as appropriate, at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

               (h)  Bank may credit bid and purchase at any public sale; and

               (i) Any deficiency that exists after disposition of the Revolving and/or Equipment Collateral, as appropriate, as provided above will be paid immediately by Borrower.

     9.2 Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably appoints Bank (and any of Bank's designated officers, or employees) as Borrower's true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank's security interest in the Accounts; (b) endorse Borrower's name on any checks or other forms of payment or security that may come into Bank's possession; (c) sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) make, settle, and adjust all claims under and decisions with respect to Borrower's policies of insurance; and (e) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; (f) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral without the signature of Borrower where permitted by law; and (g) to dispose of the Collateral pursuant to the Code; provided Bank may exercise such power of attorney to sign the name of Borrower on any of the documents described in Section 4.2 regardless of whether an Event of Default has occurred. The appointment of Bank as Borrower's attorney in fact, and each and every one of Bank's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank's obligation to provide advances hereunder is terminated.

     9.3 Accounts Collection. After the occurrence and during the continuance of an Event of Default, Bank may notify any Person owing funds to Borrower of Bank's security interest in such funds and verify the amount of such Account. Upon the occurrence and during the continuation of an Event of Default, Borrower shall collect all amounts owing to Borrower for Bank, receive in trust all payments as Bank's trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

     9.4 Bank Expenses. If Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves under the Revolving Facility as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Revolving Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

     9.5 Bank's Liability for Collateral. So long as Bank complies with its obligations under the Code, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. Subject to the foregoing, all risk of loss, damage or destruction of the Collateral shall be borne by Borrower, except in the case of Bank's gross negligence or intentional misconduct.

     9.6 Remedies Cumulative. Bank's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on Borrower's part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

     9.7 Demand; Protest. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which Borrower may in any way be liable.

10.  NOTICES.

     Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to Borrower or to Bank, as the case may be, at its addresses set forth below:

     If to Borrower:     Alteon Networks, Inc.
                         6351 San Ignacio Avenue
                         San Jose, CA 95119
                         Attn:  Ms. Chloe Chan
                         FAX:  (408) 360-5501

     If to Bank:         Silicon Valley Bank
                         3003 Tasman Drive
                         Santa Clara, CA 95054
                         Attn:  Ms. Sheila Colson
                         FAX:  (408) 748-9478

     The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          The Loan Documents shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

12.  GENERAL PROVISIONS.

     12.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by Borrower without Bank's prior written consent, which consent may be granted or withheld in Bank's sole discretion. Bank shall have the right without the consent of, but upon notice to, Borrower to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank's obligations, rights and benefits hereunder.

     12.2 Indemnification. Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrower whether under the Loan Documents or otherwise (including without limitation reasonable attorneys fees and expenses), except for losses caused by Bank's gross negligence or willful misconduct.

     12.3 Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

     12.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     12.5 Amendments in Writing, Integration. This Agreement cannot be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement, if any, are merged into this Agreement and the Loan Documents.

     12.6 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

     12.7 Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations (excluding Obligations under Section 2.7 and 12.2 to the extent they remain inchoate at the time the outstanding payment Obligations are paid in full) remain outstanding. The obligations of Borrower to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section
12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run, provided that so long as the obligations set forth in the first sentence of this Section 12.7 have been satisfied, and Bank has no commitment to make any Advances or to make any other loans to Borrower, Bank shall release all security interests granted hereunder and redeliver all Collateral held by it in accordance with applicable law.

     12.8 Confidentiality. In handling any confidential information Bank shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received-pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrower, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrower and have delivered a copy to Borrower, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either:
(a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                    ALTEON NETWORKS, INC.

                                    By:  /s/ Chloe Chan
                                         ------------------------

                                    Title: Corporate Controller
                                           ----------------------


                                    SILICON VALLEY BANK

                                    By:  /s/ Sheila Colson
                                         ------------------------

                                    Title:  Assistant Vice President
                                            ------------------------

                                   SCHEDULE

1.   Other Names under which Borrower has done business: Acteon Networks

2.   Litigation:

     A Complaint was served on Borrower alleging, among other things, allegations of trademark infringement, misappropriation, and unlawful business practices under the Federal Trademark Act and other relevant statutes.

3.   Existing pertained Indebtedness:

     (a) All indebtedness to Phoenix Leasing, the principal amount outstanding being $996,346.56.

     (b) All indebtedness to OCE-USA, Inc., the principal amount outstanding being $12,935.00.

     (c) All indebtedness to AT&T Capital Corporation, the principal amount outstanding being $5,450.00.

     (d) All indebtedness to Pitney Bowes Credit Corporation, the principal amount outstanding being $6,879.10.

4.   Inventory locations:

     (a)  Tanon Manufacturing, 46360 Fremont Blvd., Fremont, CA 94538-6406.

     (b) International Manufacturing Services, 2222 Qume Drive, San Jose, CA 95131.

     (c) International Manufacturing Services Thailand Ltd. 49/12 Laim Chabang Industrial Estate, M005, Tungsukhla, Sriracha Chonsuri, Thailand #20230.

                                  EXHIBIT A-1
                                  -----------

     The Revolving Collateral shall consist of all right, title and interest of Borrower in and to the following:

     (a) All inventory, now owned or hereafter acquired, including, without limitation, all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products including such inventory as is temporarily out of Borrower's custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower's Books relating to any of the foregoing;

     (b) All contract rights and general intangibles now owned or hereafter acquired, including, without limitation, goodwill, leases, license agreements, franchise agreements, blueprints, drawings, purchase orders, customer lists, route lists, claims, literature, reports, catalogs, income tax refunds, payments of insurance and rights to payment of any kind;

     (c) All now existing and hereafter arising accounts, contract rights, royalties, license rights and all other forms of obligations owing to Borrower arising out of the sale or lease of goods, the licensing of technology or the rendering of services by Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by Borrower and Borrower's Books relating to any of the foregoing;

     (d) All documents, cash, deposit accounts, securities, securities entitlements, securities accounts, letters of credit, certificates of deposit, instruments and chattel paper now owned or hereafter acquired and Borrower's Books relating to the foregoing; and

     (e) Any and all claims, rights and interests in any of the above and all substitutions for, additions and accessions to and proceeds thereof.

     Notwithstanding the foregoing, the Collateral shall not include any Intellectual Property, provided the Collateral shall include all the Accounts, rights to payment, and proceeds arising out of the sale, licensing or other disposition of any interest in the Intellectual Property. The Collateral shall not include the Equipment and related property financed by Phoenix Leasing or its affiliates to the extent such inclusion would violate the provisions of the equipment leases or other agreements pursuant to which such property has been financed, provided that such property (other than Equipment) will automatically become collateral upon the nonapplicability of such provisions.

                                  EXHIBIT A-2
                                  -----------

     The Equipment Collateral shall consist of all rights, title and interest of Borrower in and to the personal property described on Attachment 1 hereto, and such other Attachments as Bank and Borrower may from time to time approve, together with all attachments, accessories, accessories, replacements, substitutions, additions, and improvements to any of the foregoing, and all proceeds thereof.

     The following Equipment purchased by Buyer pursuant to the Equipment
Facility:


_____________________

                                   EXHIBIT B

                  LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM

             DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M., P.S.T.

TO:  CENTRAL CLIENT SERVICE DIVISION                DATE:_______________

FAX#: (408) 496-2426                                TIME:_______________

-------------------------------------------------------------------------------
FROM:_____________________________________________________________________
                            CLIENT NAME (BORROWER)

REQUESTED BY:_____________________________________________________________
                           AUTHORIZED SIGNER'S NAME

PHONE NUMBER:_____________________________________________________________

FROM ACCOUNT #______________               TO ACCOUNT #___________________

REQUESTED TRANSACTION TYPE                 REQUEST DOLLAR AMOUNT
--------------------------                 ---------------------
PRINCIPAL INCREASE (REVOLVING ADVANCE)     $______________________________

PRINCIPAL INCREASE (EQUIPMENT ADVANCE)     $______________________________

PRINCIPAL PAYMENT (ONLY)                   $______________________________

INTEREST PAYMENT (ONLY)                    $______________________________

PRINCIPAL AND INTEREST (PAYMENT)           $______________________________

OTHER INSTRUCTIONS:_______________________________________________________

---------------------------------------------------------------------------

     Except as previously disclosed in writing to Bank, all representations and warranties of Borrower stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for and Advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                 BANK USE ONLY

TELEPHONE REQUEST:
-----------------
The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

________________________________                 _____________________________
       Authorized Requester                                 Phone #

________________________________                 _____________________________
        Received By (Bank)                                  Phone #

        --------------------------------------------------------------------
                          Authorized Signature (Bank)
--------------------------------------------------------------------------------

                                   EXHIBIT C

                           BORROWING BASE CERTIFICATE

Borrower:   Alteon Networks, Inc.        Lender:          Silicon Valley Bank

Commitment Amount:    $1,500,000

-------------------------------------------------------------------------------

ACCOUNTS RECEIVABLE

1.   Accounts Receivable Book Value as of _____                       $_______
2.   Additions (please explain on reverse)                            $_______
3.   TOTAL ACCOUNTS RECEIVABLE                                        $_______
     ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.   Amounts over 90 days due                            $___________
5.   Balance of 50% over 90 day accounts                 $___________
6.   Concentration Limits*                               $___________
7.   Foreign Accounts (unless approved)                  $___________
8.   Governmental Accounts                               $___________
9.   Contra Accounts                                     $___________
10.  Promotion or Demo Accounts                          $___________
11.  Intercompany/Employee Accounts                      $___________
12.  Other (please explain on reverse)                   $___________
13.  TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS
14.  Eligible Accounts (#3 minus #13)                                 $_______
15.  LOAN VALUE OF ACCOUNTS (80% of #14)                              $_______
     INVENTORY
16.  Eligible raw materials and finished goods                        $_______
            Inventory Value as of _____
17.  LOAN VALUE OF INVENTORY (25% of #16)                             $________
     BALANCES
18.  Maximum Loan Amount                                              $________
19.  Total Funds Available [Lesser of #18 or                          $
            (#15 plus #17)]
20.  Present balance under Revolving Facility                         $________
21.  RESERVE POSITION (#19 minus #20)                                 $________

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Silicon Valley Bank.

* 50% concentration permitted for Sun Microsystems, Inc., Fuji Xerox, NEC, IBM ** Not to exceed lesser of $500,000 or 25% of Backlog

COMMENTS:                                         -----------------------------
                                                           BANK USE ONLY
                                                           --------------------
                                                   Rec'd By:____________________
ALTEON NETWORKS, INC.                                         Authorized Signer
                                                   Date:________________________

By:_______________________                         Verified::__________________
        Authorized Signer                                     Authorized Signer
                                                   Date:________________________
                                                   _____________________________

                                   EXHIBIT D

                             COMPLIANCE CERTFICATE

TO:       SILICON VALLEY BANK

FROM:     ALTEON NETWORKS, INC

     The undersigned authorized officer of Alteon Networks, Inc. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the "Agreement"), (i) Borrower is in complete compliance for the period ending __________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct in all material respects as of the date hereof unless otherwise previously disclosed in writing to, and receipt of which is acknowledged by, Bank. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

 Please indicate compliance status by circling Yes/No under "Complies" column.

Reporting Covenant                       Required                           Complies
------------------                       --------                          --------
Monthly financial statements,            Within 30 days of month end        Yes  No
  Compliance Certificate
Annual (CPA Audited)                     FYE within 90 days                 Yes  No
A/R & A/P Agings,                        Within 20 days of month end
  Borrowing Base Certificate                                                Yes  No
A/R Audit                                Initial and Semi-Annual            Yes  No
Backlog Report & Inventory Schedule      Within 20 days of month end        Yes  No

Reporting Covenant                       Required          Actual           Complies
------------------
Maintain on a Monthly Basis:
   Minimum Quick Ratio                   1.00:1.00         ________:1.00    Yes         No
   Minimum Cash                          $3,000,000        $_______         Yes         No
   Profitability:  Quarterly             $1.00**           $_______
                                                                            Yes         No

**3/31/98 net loss *$4,500,000; 6/30/98 net loss *$2,200,000; 9/30/98 net loss
*$1,500,000; 12/31/98 net loss *$1,000,000

Comments Regarding Exceptions:  See Attached                 BANK USE ONLY
                                                             --------------
                                                    Rec'd By:__________________
Sincerely,                                                   Authorized Signer
                                                    Date:______________________

                                                    Verified:__________________
                                                             Authorized Signer
Signature____________________                       Date:______________________

Title________________________                       Compliance Status: Yes No

Date_________________________

* lesser than

                                   EXHIBIT E

                           NEGATIVE PLEDGE AGREEMENT

     This Negative Pledge Agreement is made as of March 20, 1998, by and between Alteon Networks, Inc. ("Borrower") and SILICON VALLEY BANK ("Bank").

     In connection with the Loan and Security Agreement being concurrently executed between Borrower and Bank, Borrower agrees as follows:

1. Except as permitted in the Loan and Security Agreement, Borrower shall not sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower's intellectual property, including, without limitation, the following:

     (a) Any and all copyright rights, copyright applications, copyright registrations and like protection in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret, now or hereafter existing, created, acquired or held (collectively, the "Copyrights");

     (b) Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

     (c) Any and all design rights which may be available to Borrower now or hereafter existing, created, acquired or held;

     (d) All patents, patent applications and like protections, including, without limitation, improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same, including, without limitation, the patents and patent applications (collectively, the "Patents");

     (e) Any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks (collectively, the "Trademarks");

     (f) Any and all claims for damages by way of past, present and future infringements of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

     (g) All licenses or other rights to use any of the Copyrights, Patents or Trademarks and all license fees and royalties arising from such use to the extent permitted by such license or rights;

     (h) All amendments, extensions, renewals and extensions of any of the Copyrights, Patents or Trademarks; and

     (i) All proceeds and products of the foregoing, including, without limitation, all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

     The foregoing not withstanding, Borrower shall be able to grant security interests or licenses of its intellectual property in connection with any joint venture, collaboration, strategic alliance, research and development partnership and any similar arrangement or agreement.

2. It shall be an Event of Default under the Loan Documents between Borrower and Bank if there is a breach of any term of this Negative Pledge Agreement.

3. Capitalized items used herein without definition shall have the same meanings as set forth in the Loan and Security Agreement of even date herewith.

4.   This Agreement shall terminate upon the termination of the Revolving
Facility.

Alteon Networks, Inc.                    Silicon Valley Bank


By: /s/ Chloe Chan                       By: /s/ Sheila Colson
   --------------------------               ----------------------------

Title: Corporate Controller              Title: Asst. Vice President
      -----------------------                  -------------------------

                          LOAN MODIFICATION AGREEMENT

     This Loan Modification Agreement is entered into as of May 29, 1998, by and between Alteon Networks, Inc. ("Borrower") whose address is 6351 San Ignacio Avenue, San Jose, CA 95119 and Silicon Valley Bank ("Bank") whose address is 3003 Tasman Drive, Santa Clare, CA 95054.

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated March 20, 1998, as may be amended from time to time, (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Line in the original principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) and a Equipment Committed Line in the original principal amount of Two Million and 00/100 Dollars ($2,000,000.00), however capped at One Million and 00/100 Dollars ($1,000,000.00) until Borrower meets certain criteria as set forth in Section
2.2 (a) of the Loan Agreement. Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement. Additionally, Borrower has agreed with Bank not to mortgage, pledge, hypothecate, or otherwise encumber any of its Intellectual Property, pursuant to a Negative Pledge Agreement dated March 20, 1998.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.   DESCRIPTION OF CHANGE IN TERMS.

     A.   Modification(s) to Loan Agreement

          1. The defined term "Current Liabilities" is hereby amended in part to include deferred revenue.

          2. The first sentence of sub-section (a) of Section 2.2 entitled "Equipment Facility" is hereby amended in its entirety to read as follows:

               Subject to and upon the terms and conditions of this Agreement, Bank agrees, at any time from the date of this Agreement through the Equipment Availability Date to make Equipment Advances to Borrower in an aggregate principal amount of up to Two Million and 00/100 Dollars ($2,000,000.00).

                                      1.

          3. Section 6.8 entitled "Quick Ratio" is hereby amended in its entirety to read as follows:

               Borrower shall maintain, as of the last day of each month, a ratio of Quick Assets to Current Liabilities minus deferred revenue of at least 1.00 to 1.00.

          4. Section 6.10 entitled "Profitability" is hereby amended in its entirety to read as follows:

               Borrower may incur net losses in the quarters ending on the following dates in amounts not to exceed the following for such respective quarters: Two Million Six Hundred Thousand and 00/100 Dollars ($2,600,000.00) for the quarter ending June 30, 1998; Two Million and 00/100 Dollars ($2,000,000.00) for the quarter ending September 30, 1998; and One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) for the quarter ending December 31, 1998.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

                                      2.

     This Loan Modification Agreement is executed as of the date first written above.


BORROWER:                                       BANK:

ALTEON NETWORKS, INC.                           SILICON VALLEY BANK

By: /s/ Chloe Chan                              By: /s/ Sheila Colson
   ------------------------------                  ----------------------------

Name: Chloe Chan                                Name: Sheila Colson
     ----------------------------                    --------------------------

Title: Corporate Controller                     Title: Asst. Vice President
      ---------------------------                     -------------------------

                                      3.

                          LOAN MODIFICATION AGREEMENT

     This Loan Modification Agreement is entered into as of July 15, 1998, by and between Alteon Networks, Inc. ("Borrower") and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated March 20, 1998, as may be amended from time to time, (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Line in the original principal amount of One Million Five Hundred Thousand and 001100 Dollars ($1,500;000.00) (the "Revolving Facility"). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement Additionally, Borrower has agreed with Bank not to mortgage, pledge, hypothecate, or otherwise encumber any of its Intellectual Property, pursuant to a Negative Pledge Agreement dated March 20, 1998.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.   DESCRIPTION OF CHANGE IN TERMS.

     A.   Waiver of Financial Covenant Defaults.

          1. Bank hereby waives Borrower's existing defaults under the Loan Agreement by virtue of Borrower's failure to comply with the Quick Ratio and Minimum Cash covenants as of the month ended May 31, 1998. Bank's waiver of Borrower's compliance of these covenants shall apply only to the foregoing period. Accordingly, for the month ended June 30, 1998, Borrower shall be in compliance with these covenants.

               Bank's agreement to waive the above-described defaults (1) in no way shall be deemed an agreement by the Bank to waive Borrower's compliance with the above-described covenants as of all other dates and (2) shall not limit or impair the Bank's right to demand strict performance of these covenants as of all other dates and (3) shall not limit or impair the Bank's right to demand strict performance of all other covenants as of any date.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

                                      1.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                                  BANK:

ALTEON NETWORKS, INC.                      SILICON VALLEY BANK

By: /s/ Chloe Chan                         By: /s/ Sheila Colson
   ------------------------------             ------------------------------

Name: Chloe Chan                           Name:  Sheila Colson
     ----------------------------                ---------------------------

Title: Corporate Controller                Title: Asst. Vice President
      ---------------------------                ---------------------------

                                      2.

                          LOAN MODIFICATION AGREEMENT

     This Loan Modification Agreement is entered into as of September 4, 1998, by and between Alteon Networks, Inc. ("Borrower") and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated March 20, 1998, as may be amended from time to time, (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Line in the original principal amount of One Million Five Hundred Thousand and 00/100 Dollars ($1,500,000.00) (the "Revolving Facility") and an Equipment Committed Line in the original principal amount of Two Million and 00/100 Dollars ($2,000,000.00). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement. Additionally, Borrower has agreed with Bank not to mortgage, pledge, hypothecate, or otherwise encumber any of its Intellectual Property, pursuant to a Negative Pledge Agreement dated March 20, 1998.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents." Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents."

3.   DESCRIPTION OF CHANGE IN TERMS.

     A.   Waiver of Financial Covenant Defaults.

          1. Bank hereby waives Borrower's existing defaults under the Loan Agreement by virtue of Borrower's failure to comply with the Profitability covenant as of the quarter ended June 30, 1998. Bank's waiver of Borrower's compliance of this covenant shall apply only to the foregoing period. Accordingly, for the quarter ended September 30, 1998, Borrower shall be in compliance with this covenant.

               Bank's agreement to waive the above-described defaults (1) in no way shall be deemed an agreement by the Bank to waive Borrower's compliance with the above-described covenant as of all other dates and (2) shall not limit or impair the Bank's right to demand strict performance of this covenant as of all other dates and (3) shall not limit or impair the Bank's right to demand strict performance of all other covenants as of any date.

                                      1.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

6. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                             BANK:

ALTEON NETWORKS, INC.                 SILICON VALLEY BANK


By: /s/ Chloe Chan                    By: /s/ Sheila Colson
   --------------------------            --------------------------

Name: Chloe Chan                      Name: Sheila Colson
     ------------------------              ------------------------

Title: Corporate Controller           Title: Asst. Vice President
      -----------------------               -----------------------

                                      2.

                          LOAN MODIFICATION AGREEMENT

     This Loan Modification Agreement is entered into as of December 8, 1998, by and between Alteon Networks, Inc. ("Borrower") and Silicon Valley Bank ("Bank").

1. DESCRIPTION OF EXISTING INDEBTEDNESS. Among other indebtedness which may be owing by Borrower to Bank, Borrower is indebted to Bank pursuant to, among other documents, a Loan and Security Agreement, dated March 20, 1998, as may be amended from time to time, (the "Loan Agreement"). The Loan Agreement provided for, among other things, a Committed Line in the original principal amount of One Million Five Hundred Thousand Dollars ($1,500,000) (the "Revolving Facility") and an Equipment Committed Line in the original principal amount of Two Million Dollars ($2,000,000). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Bank shall be referred to as the "Indebtedness."

2. DESCRIPTION OF COLLATERAL AND GUARANTIES. Repayment of the Indebtedness is secured by the Collateral as described in the Loan Agreement. Additionally, Borrower has agreed with Bank not to mortgage, pledge, hypothecate, or otherwise encumber any of its Intellectual Property, pursuant to a Negative Pledge Agreement dated March 20, 1998.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents." Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents."

3.   DESCRIPTION OF CHANGE IN TERMS.

     A.   Modification(s) to Loan Agreement.

          1.   The following terms are hereby amended or incorporated into
               Section 1.1 entitled "Definitions":

               "Committed Line" means Three Million Dollars ($3,000,000).

               "Equipment Availability Date" means December 8, 1999.

               "Equipment Maturity Date" means the date that is 36 months from the Equipment Availability Date.

               "Equipment Committed Line" means Four Million Dollars
               ($4,000,000).

               "Revolving Maturity Date" means December 8, 1999.

               "Payment Date" means the 8th calendar day of each month.

          2. Section 2.1 (a) entitled "Advances" is hereby amended to read as follows:

                                      1.

               Subject to and upon the terms and conditions of this Agreement, Bank agrees to make Revolving Advances to Borrower in an aggregate amount not to exceed the lesser of the Committed Line or the Borrowing Base, minus, in each case the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit). For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to (i) $500,000 (or $700,000 if only outstanding Letters of Credit including drawn but unreimbursed Letters of Credit comprise the Obligations under the Committed Line) plus (ii) eighty percent (80%) of Eligible Accounts plus (iii) twenty-five percent (25%) of eligible raw materials and finished goods inventory "); provided that Revolving Advances under clause (iii) shall not exceed the lesser of Five Hundred Thousand Dollars ($500,000) or twenty-five percent (25%) of Backlog. (Clause (ii) and Clause (iii) shall be referred to as the "Advance Rate." Notwithstanding the foregoing, in the event Borrower requests Advances in excess of $500,000 (or $700,000 if only outstanding Letters of Credit comprise the Obligations), the entire amount of all Advances (including Letters of Credit) shall be subject to the Advance Rate limitation set forth above. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this
               Section 2.1 may be repaid and reborrowed at any time prior to the Revolving Maturity Date.

          3. Section 2.2 entitled "Equipment Advances" is hereby amended to read as follows:

               (a) Through the Equipment Availability Date Bank will make Equipment Advances not exceeding the Committed Equipment Line. The Equipment Advances may only be used to purchase and may not exceed 100% of the equipment invoice excluding taxes, shipping, warranty charges, freight discounts and installation expense. Software licenses, leasehold improvements, taxes, freight or installation costs, used equipment, or other soft costs may constitute up to 33% of aggregate Equipment Advances. Each Equipment Advance must be for minimum of $50,000. There may be not more than 6 Equipment Advances from December 1, 1998 through the Equipment Availability Date.

               (b) Interest accrues from the date of each Equipment Advance at the rate in Section 2.4(a) and is payable monthly until the Equipment Availability Date occurs. Each Equipment Advance made prior to December 1, 1998 shall continue to amortize over 34 equal monthly principal payments plus interest and each Equipment Advance made after December 1, 1998 shall be payable in 36 equal monthly installments of principal plus accrued interest, on the Payment Date for each month after the date of such Equipment Advance. Equipment Advances when repaid may not be reborrowed.

                                      2.

               (c) The Equipment Facility shall terminate on the Equipment Maturity Date, at which time all Equipment Obligations owing under this Section 2.2 and all other amounts under this Agreement shall be immediately due and payable.

               (d) To obtain an Equipment Advance, Borrower must notify Bank (the notice is irrevocable) by facsimile no later than 3:00 p.m. Pacific time 1 Business Day before the day on which the Equipment Advance is to be made. The notice must be signed by a Responsible Officer or designee and include a copy of the invoice for the Equipment being financed.

          4.   Effective as of the date of this Loan Modification Agreement,
               Section 2.4(a) entitled "Interest Rate" is hereby amended to read as follows:

               i. Revolving Advances. Except as set forth in Section 2.4(b), all Revolving Advances shall bear interest, on the average Daily Balance thereof, at a rate equal to one half of one (0.500) percentage point above the Prime Rate.

               ii. Equipment Advances. Except as set forth in Section 2.4(b), all Equipment Advances shall bear interest, on the average Daily Balance thereof, at a rate equal to three quarters of one (0.750) percentage point above the Prime Rate.

          5. Section 6.8 entitled "Quick Ratio" is hereby amended to read as follows:

               Borrower shall maintain, as of the last day of each month, a ratio of Quick Assets to Current Liabilities minus deferred revenue of at least 1.50 to 1.00.

          6. Section 6.9 entitled "Minimum Cash" is hereby deleted and replaced with the following:

               6.9 Tangible Net Worth. Borrower shall maintain, as of the last day of each month, a Tangible Net Worth of at least $7,500,000.

          7. Section 6.10 entitled "Profitability" is hereby deleted and replaced with the following:

               6.10 Liquidity. Borrower shall maintain, as of the last day of each month, unrestricted cash and equivalents plus net available under the Committed Line (or if the Committed Line has terminated or Borrower does not provide to Bank a Borrowing Base Certificate or accounts receivable and accounts payable agings, then unrestricted cash and equivalents plus 50% of Borrower's net Accounts) equal to 2 times the aggregate outstanding Equipment Advances. Notwithstanding the foregoing, at such times as Borrower maintains 2 consecutive fiscal

                                      3.

               quarters of a Debt Service Coverage (as defined below) of 1.50 to 1.00, then the Liquidity covenant shall be replaced with the following:

               i. Debt Service Coverage. Borrower shall maintain, as of the last day of each month, a ratio of net income plus depreciation, amortization and interest expense, less unfunded capital expenditures, divided by interest expense and scheduled principal payments, all calculated on a rolling 3 month basis of not less than 1.50 to 1.00; and

               ii. Debt/Net Worth Ratio. A ratio of Total Liabilities less Subordinated Debt to Tangible Net Worth plus Subordinated Debt of not more than 1.00 to 1.00.

          8. Item "(b)" under Section 6.3 entitled "Financial Statements, Reports, Certificates" is hereby amended to read as follows:

               At such times as Borrower's Obligations under the Committed Line exceed $500,000 (or $700,000 if only outstanding Letters of Credit including drawn but unreimbursed Letters of Credit comprise the Obligations under the Committed Line), within 20 days after Borrower's month-end, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer, together with aged listings of accounts receivable and accounts payable. In addition, if the current Eligible Accounts do not adequately support the outstanding Obligations under the Committed Line, Borrower shall deliver to Bank, with the Borrowing Base Certificate, a backlog report and an inventory schedule.

     B.   Waiver of Borrower's Financial Covenant Default.

          Bank hereby waives Borrower's existing default under the Loan Agreement by virtue of Borrower's failure to comply with the Profitability covenant as of fiscal quarter ending September 30, 1998. Bank's waiver of Borrower's compliance of this covenant shall apply only to the foregoing period.

          Bank's agreement to waive the above-described default (1) in no way shall be deemed an agreement by the Bank to waive Borrower's compliance with the above-described covenant as of all other dates and
          (2) shall not limit or impair the Bank's right to demand strict performance of this covenant as of all other dates and (3) shall not limit or impair the Bank's right to demand strict performance of all other covenants as of any date.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE. Borrower shall pay to Bank a fee in the amount of Four Thousand Dollars ($4,000) (the "Loan Fee") plus all out-of-pocket expenses.

                                      4.

                                                          10.5 Loan Modification

6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that, as of the date hereof, it has no defenses against the obligations to pay any amounts under the Indebtedness.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Bank is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Bank's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Bank to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Bank and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Bank in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Loan Modification Agreement is conditioned upon Borrower's payment of the Loan Fee.

     This Loan Modification Agreement is executed as of the date first written above.

BORROWER:                           BANK:

ALTEON NETWORKS, INC.               SILICON VALLEY BANK

By: /s/ Chloe Chan                  By: /s/ Sheila Colson
   -------------------------           ----------------------------
Name:  Chloe Chan                   Name:  Sheila Colson
     -----------------------             --------------------------
Title: Corporate Controller         Title: Asst. Vice President
      ----------------------              -------------------------
                                      5.